UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                                   SCHEDULE 13G/A

                                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                                   AMENDED FILING


LOCKHEED MARTIN CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
539830109
(CUSIP NUMBER)
09/30/2016
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                              (X)  RULE 13D-1 (B)
                              ( )  RULE 13D-1 (C)
                              ( )  RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINTING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).




























THIS AMENDMENT IS BEING FILED TO CORRECT AN INADVERTENT ERROR
WITH RESPECT TO THE NUMBER OF SHARES REPORTED AS BENEFICIALLY
OWNED AS OF SEPTEMBER 30, 2016. THIS AMENDMENT DOES NOT
UPDATE ANY INFORMATION AS OF A DATE SUBSEQUENT TO SEPTEMBER 30, 2016.

CUSIP NO: 539830109   13G/A         Page 2 of 9 Pages


1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION

     I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

     1,688,314 SHARES

6.  SHARED VOTING POWER

     48,066,315

7.  SOLE DISPOSITIVE POWER

     0

8.  SHARED DISPOSITIVE POWER

     49,754,629

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     49,754,629

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      16.9%

12. TYPE OF REPORTING PERSON

       HC









CUSIP NO: 539830109   13G/A         Page 3 of 9 Pages


1.  NAME OF REPORTING PERSON:
     STATE STREET BANK AND TRUST COMPANY ACTING IN VARIOUS CAPACITIES I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

     1,688,314 SHARES

6.  SHARED VOTING POWER

     45,233,997

7.  SOLE DISPOSITIVE POWER

     0

8.  SHARED DISPOSITIVE POWER

     46,922,311

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     46,922,311*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      16.0%

12. TYPE OF REPORTING PERSON

       BK

       *6,528,104   SHARES IN VARIOUS CAPACITIES
      40,394,207   SHARES AS TRUSTEE, INDEPENDENT FIDUCIARY
 		  AND/OR INVESTMENT MANAGER FOR VARIOUS
		  LOCKHEED MARTIN CORPORATION PLANS







CUSIP NO: 539830109   13G/A         Page 4 of 9 Pages
ITEM 1.

    (A)  NAME OF ISSUER
           LOCKHEED MARTIN CORPORATION

    (B)  ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
           6801 ROCKLEDGE DRIVE
           BETHESDA, MD 20817

ITEM 2.

    (A)  NAME OF PERSON FILING

           STATE STREET CORPORATION AND ANY OTHER REPORTING PERSON IDENTIFIED ON THE SECOND PART OF THE COVER PAGES HERETO

    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE,
           RESIDENCE

           STATE STREET FINANCIAL CENTER
           ONE LINCOLN STREET
           BOSTON, MA 02111
           (FOR ALL REPORTING PERSONS)

    (C)  CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
           ORGANIZATION) OF COVER PAGES

    (D)  TITLE OF CLASS OF SECURITIES

           COMMON STOCK

    (E)  CUSIP NUMBER:

           539830109

ITEM 3.

         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         SEE ITEM 12 (TYPE OF REPORTING PERSON) OF THE COVER PAGE
         FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF THE COVER PAGES.

         SYMBOL        CATEGORY

          BK      BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC        INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                     OF THE ACT
          IC        INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                     THE INVESTMENT COMPANY ACT OF 1940.
          IA        AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                     13D-1(B) (1) (II) (E).
          EP      AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                     ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC      A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                     ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA      A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                     OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP      A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                     AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940.

CUSIP NO: 539830109   13G/A         Page 5 of 9 Pages


ITEM 4.   OWNERSHIP

          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


ALL OF THE SECURITIES ARE BENEFICIALLY OWNED BY STATE STREET CORPORATION AND ITS DIRECT OR INDIRECT SUBSIDIARIES IN THEIR VARIOUS FIDUCIARY AND OTHER CAPACITIES. AS A RESULT, ANOTHER ENTITY IN EVERY INSTANCE IS ENTITLED TO DIVIDENDS OR PROCEEDs OF SALE. STATE STREET BANK AND TRUST COMPANY IS THE TRUSTEE, INDEPENDENT FIDUCIARY AND/OR INVESTMENT MANAGER FOR LOCKHEED MARTIN CORP. COMMON STOCK IN VARIOUS LOCKHEED MARTIN PLANS IN THE LOCKHEED MARTIN CORPORATION DEFINED CONTRIBUTION PLANS MASTER TRUST. THIS TRUST BENEFICIALLY OWNS 13.8% OF THE COMMON STOCK OF LOCKHEED MARTIN CORP. IN THIS CAPACITY, STATE STREET BANK AND TRUST COMPANY
HAS DISPOSITIVE POWER AND VOTING POWER OVER THE SHARES IN CERTAIN
CIRCUMSTANCES.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMEBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE




























CUSIP NO: 539830109   13G/A         Page 6 of 9 Pages


ITEM 10.  CERTIFICATION


          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.


							SIGNATURES

	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

12 OCTOBER 2016
STATE STREET CORPORATION


/s/ SEAN P. NEWTH
SENIOR VICE PRESIDENT,
CHIEF ACCOUNTING OFFICER AND CONTROLLER


12 OCTOBER 2016
STATE STREET BANK AND TRUST COMPANY


/s/ ALYSSA ALBERTELLI
SENIOR VICE PRESIDENT






























CUSIP NO: 539830109   13G/A         Page 7 of 9 Pages



                                   EXHIBIT 1



   THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S COMMON STOCK. PLEASE REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION
STATE STREET BANK AND TRUST COMPANY				 BK
SSGA FUNDS MANAGEMENT, INC						 IA
STATE STREET GLOBAL ADVISORS LIMITED    				 IA
STATE STREET GLOBAL ADVISORS, AUSTRALIA LIMITED         		 IA
STATE STREET GLOBAL ADVISORS, ASIA LIMITED				 IA
STATE STREET GLOBAL ADVISORS JAPAN CO., LTD.			 IA
STATE STREET GLOBAL ADVISORS FRANCE S.A.				 IA



NOTE:   ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES
OF STATE STREET CORPORATION. BENEFICIAL OWNERSHIP FOR STATE STREET BANK
AND TRUST COMPANY IS REPORTED ON ITS OWN REPORTING PERSON COVER PAGE BECAUSE IT BENEFICIALLY OWNS MORE THAT FIVE PERCENT OF THE ISSUERS
COMMON STOCK. DO NOT ADD THE SHARES OR PERCENT OF CLASS REPORTED ON
EACH REPORTING PERSONS COVER PAGE OF THE ATTACHED SCHEDULE 13G TO
DETERMINE THE TOTAL PERCENT OF CLASS BENEFICIALLY OWNED BY STATE STREET CORPORATION, AS THAT WILL RESULT IN DOUBLE COUNTING OF CERTAIN SHARES.































CUSIP NO: 539830109   13G/A         Page 8 of 9 Pages



                             JOINT FILING AGREEMENT




IN ACCORDANCE WITH RULE 13D-1(K)(1) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE EXCHANGE ACT), EACH UNDERSIGNED ENTITY (EACH A COMPANY) HEREBY AGREES TO ANY AND ALL JOINT FILINGS REQUIRED TO BE MADE ON THE COMPANY`S BEHALF ON SCHEDULE 13G (INCLUDING AMENDMENTS THERETO) UNDER THE EXCHANGE ACT, WITH RESPECT TO SECURITIES WHICH MAY BE DEEMED TO BE BENEFICIALLY OWNED BY THE COMPANY UNDER THE EXCHANGE ACT, AND THAT THIS AGREEMENT BE INCLUDED AS AN EXHIBIT TO ANY SUCH JOINT FILING. THIS AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

IN WITNESS WHEREOF, EACH COMPANY HEREBY EXECUTES THIS AGREEMENT
EFFECTIVE AS OF THE DATE SET FORTH BELOW.



12 OCTOBER 2016
STATE STREET CORPORATION


/s/ SEAN P. NEWTH
SENIOR VICE PRESIDENT,
CHIEF ACCOUNTING OFFICER AND CONTROLLER




12 OCTOBER 2016
STATE STREET BANK AND TRUST COMPANY


/s/ ALYSSA ALBERTELLI
SENIOR VICE PRESIDENT